Exhibit 4.5

Portions of this exhibit have been omitted because it is not both material and is the type that the registrant treats as private or confidential.

THE SYMBOL “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED.

SALES CONTRACT

Document Version: 2025.1.1

Seller (Party A): WIPO (Shanghai) New Energy Technology Co., Ltd.	Buyer (Party B): Shanghai Changting Information Technology Co., Ltd.
Contact Person:	Contact Person:
Tel:	Tel:
Address:	Address:
Bank: [REDACTED]	Bank: [REDACTED]
Account No.: [REDACTED]	Account No.: [REDACTED]

The Parties, on the basis of equality and mutual benefit, and through friendly negotiation, have reached the following agreement regarding the purchase by Party A of equipment from Party B:

No.	Equipment Name	Model	Brand	Quantity	Unit Price	Subtotal (RMB)	Remarks
1	CTP New Energy License Plate Recognition Camera	CTP-XNYXJ	CTP	2,280	[REDACTED] Price Confidential Treatment Requested	[REDACTED] Price Confidential Treatment Requested	Quantity subject to actual shipped quantity
2	New Energy Parking Barrier Gate	CTP-XNYDZ	CTP	2,280	[REDACTED] Price Confidential Treatment Requested	[REDACTED] Price Confidential Treatment Requested
3	Charging Pile Parking Lock	CTP-LSO1	CTP	2,280	[REDACTED] Price Confidential Treatment Requested	[REDACTED] Price Confidential Treatment Requested
Other Matters
Total Sales Amount:		CNY [REDACTED] (In words: CNY [REDACTED]) [Price Confidential Treatment Requested]

Article 1 — Payment Method

1.1 Total Contract Price

The total contract price is RMB [REDACTED] (CNY [REDACTED]).[Price Confidential Treatment Requested]

1.2 Payment Schedule

Within five (5) working days after execution of this Contract, the Buyer shall pay one hundred percent (100%) of the total contract price, i.e., CNY [REDACTED] [Price Confidential Treatment Requested], as payment for the equipment.

1.3 Tax and Freight

The unit price under this Contract is inclusive of VAT at the rate of 13% (VAT special invoice). The Seller shall bear the freight costs.

Article 2 — Payment Details

2.1 Payment Method

The Buyer shall make all payments by bank transfer. Cash payments shall not be accepted.

2.2 Invoice

An invoice issued by the Seller shall merely constitute a request for the Buyer to settle the payment. The actual payment shall be deemed made upon evidence of the bank transfer voucher or receipt.

2.3 Buyer’s Invoice Information

Taxpayer Identification No.: [REDACTED]

Bank Account Details: [REDACTED]

Article 3 — Authorized Representatives

The Parties shall each designate an authorized representative for matters such as goods receipt and contract amendments.

Article 4 — Delivery

4.1

Upon the Buyer’s performance of its payment obligations under Section 1.2, the Seller shall notify the Buyer to take delivery or shall assist the Buyer in arranging logistics. The Parties shall coordinate to dispatch the goods to the county-level administrative region where the installation site is located as soon as practicable. The actual arrival time shall be subject to the logistics timeline.

4.2 Delivery Address

Article 5 — Receipt and Safekeeping

5.1

Upon arrival of the goods at the location designated by the Buyer, the Buyer shall, within six (6) hours, dispatch personnel to conduct an on-site inspection against the outbound delivery order, logistics document, or goods delivery note provided by the Seller (with particular attention to components assembled as a unit at the time of delivery). The Buyer shall sign on the goods delivery note to confirm the quantity and condition of the goods delivered and the integrity of the external packaging. The Buyer’s signature shall constitute confirmation that the Seller has fulfilled its delivery obligations.

If the Buyer discovers that the equipment model or quantity does not conform to the contract appendix, the Buyer shall raise a written objection within three (3) days of receipt; otherwise, the Buyer shall be deemed to have confirmed that the equipment delivered by the Seller conforms to the contract.

Article 6 — Product Quality

6.1 Conformity

The Seller warrants that the products under this Contract conform to the technical specifications set forth in the appendix as agreed by both Parties.

6.2 Warranty Period

Except for force majeure, man-made damage, normal wear and tear, and consumables, the Seller provides a hardware warranty period of twelve (12) months from the date of delivery and acceptance of the goods. Beyond twelve (12) months, the project shall enter the maintenance service period.

6.3 Free Ancillary Services During Warranty

During the warranty period, the Seller shall provide the following free ancillary services: supply of routine equipment spare parts; security patrol software support services; urban parking operation management software system services; urban parking data storage services; cloud API services; cloud security services (including DDoS protection and dynamic threat detection); log services; SSL digital certificate services; encryption services; key management services; server and database leasing fees; equipment data traffic fees; 400 cloud call center support services; system maintenance services; periodic on-site inspections; and training for the Buyer’s staff.

6.4 Post-Warranty

Upon expiry of the warranty period, the provisions of Article 7 (Software and Maintenance Services) shall apply.

Article 7 — Software and Maintenance Services

7.1

Prior to the expiry of the warranty period, the Buyer shall enter into a separate maintenance service agreement with the Seller, stipulating the rights and obligations of both Parties in respect of maintenance services. The maintenance services shall include: supply of routine equipment spare parts; security patrol software support services; urban parking operation management software system services; urban parking data storage services; cloud API services; cloud security services (including DDoS protection and dynamic threat detection); log services; SSL digital certificate services; encryption services; key management services; server and database leasing fees; equipment data traffic fees; 400 cloud call center support services; system maintenance services; periodic on-site inspections; and training for the Buyer’s staff.

7.2

If the Buyer fails to enter into a maintenance service agreement with the Seller in a timely manner, resulting in the Buyer being unable to receive the maintenance services provided by the Seller, any liability or loss arising therefrom shall be unrelated to the Seller.

Article 8 — Installation

8.1

The Buyer shall complete the preparatory construction work within seven (7) days after execution of this Contract, and shall be responsible for the installation and construction work, and shall notify the Seller in writing. The Seller shall, within three (3) days of receiving the Buyer’s written notice of commencement, carry out technical guidance for the installation and commissioning of the hardware equipment.

If the installation of the equipment is delayed or postponed due to reasons attributable to the Buyer, the Buyer shall notify the Seller in writing, and the construction period shall be extended accordingly. The Seller shall bear no liability therefor.

Article 9 — Training and After-Sales Service

9.1

Upon completion of equipment installation, the Seller shall provide the Buyer with one (1) copy of the equipment user manual and shall be responsible for training the Buyer’s operating personnel in operational skills. If additional training is required due to a change of the Buyer’s operating personnel, the Buyer shall submit a written request to the Seller.

Article 10 — Default Liability

10.1 Unilateral Termination

Neither Party shall unilaterally repudiate or terminate this Contract. If a Party does so, it shall pay the other Party liquidated damages equal to five percent (5%) of the total contract price.

10.2 Buyer’s Cancellation

If the Buyer cancels the order mid-way, such cancellation shall be deemed as a unilateral termination of this Contract by the Buyer, and the Buyer shall not be entitled to claim a refund of any equipment payments already made and shall compensate the Seller for its losses.

10.3 Seller’s Delay in Delivery

If the Seller fails to deliver the goods within the period stipulated in this Contract, from the sixteenth (16th) day of delay onwards, the Seller shall pay the Buyer liquidated damages at the rate of 0.3% of the total contract price for each day of delay.

10.4 Buyer’s Delay in Payment

If, after the Seller has supplied the goods in accordance with this Contract, the Buyer fails to make payment as stipulated herein, the Buyer shall pay the Seller liquidated damages at the rate of 0.3% of the total contract price for each day of delay. If, after repeated demand by the Seller, the Buyer still fails to make payment as stipulated in this Contract, the Seller shall have the right to suspend the free ancillary services stipulated in Section 6.3, and any loss arising therefrom shall be unrelated to the Seller.

Article 11 — Exemption of Liability / Force Majeure

11.1

If either Party is unable to perform its contractual obligations due to a force majeure event, the time for performance of this Contract shall be extended accordingly.

11.2

Upon the occurrence of a force majeure event, the affected Party shall immediately notify the other Party thereof. The Parties shall take necessary measures and cooperate closely to mitigate the impact of the force majeure event.

11.3

Force majeure events include, but are not limited to, war, typhoon, earthquake, fire, embargo, and other force majeure events as agreed by both Parties.

Article 12 — Dispute Resolution

Any dispute arising from the performance of this Contract shall be resolved through friendly negotiation. If the Parties are unable to reach an agreement, either Party may resolve the dispute through legal proceedings.

Article 13 — Confidentiality

13.1

The Buyer shall maintain confidentiality with respect to the trade secrets of the Seller that come to its knowledge. The Seller’s trade secrets include, but are not limited to, technical proposals, technical reports, engineering designs, manufacturing methods, process flows, technical specifications, computer software, databases, R&D records, testing reports, experimental data, test results, drawings, samples, models, molds, technical documentation, as well as customer lists, procurement information, pricing policies, financial information, supply channels, and the like.

Unless with the Seller’s written consent, the Buyer shall not disclose the contents of this Contract or any business information of the other Party obtained during the performance of this Contract to any third party.

13.2

The Buyer shall not, under the pretext of product testing, disassemble or dismantle the Seller’s control box, failing which the Buyer shall be deemed to have misappropriated the Seller’s core technology, and the Seller shall have the right to pursue legal remedies.

13.3

This confidentiality obligation shall survive the expiration, rescission, or termination of this Agreement.

Article 14 — Supplementary Provisions

14.1 Electronic Communications

The Parties confirm that emails and facsimile documents exchanged between the Parties in the course of the transaction shall have the same legal effect as this Contract.

14.2 Counterparts

The original of this Contract is executed in two (2) copies, with the Buyer holding one (1) copy and the Seller holding one (1) copy. It shall become effective upon being sealed by both Parties.

Signature Page

Seller (Party A): WIPO (Shanghai) New Energy Technology Co., Ltd. (Seal): ________________________	Buyer (Party B): Shanghai Changting Information Technology Co., Ltd. (Seal): ________________________
Address:	Address:
Authorized Representative: ________________________	Authorized Representative: ________________________
Tel: Date of Signing: 2026-01-21	Tel: Date of Signing: